Editorial Contacts:
Duane Brozek
ViewSonic Corp.
(909) 444-8746
duane.brozek@viewsonic.com

VIEWSONIC REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Second Quarter 2007 Results

•	Net sales were $423.9 million, an 11.8 percent increase over the second quarter of 2006

•	Selling, general and administrative expenses decreased one percentage point from 7.9 percent of net sales in Q2 2006 to 6.9 percent of net sales in the second quarter of 2007

•	Net income of $5.9 million, a $5.4 million increase over the second quarter of 2006

WALNUT, Calif., Aug. 14, 2007 – ViewSonic® Corporation, a leading global provider of visual display products, today announced its financial results for the quarter ended June 30, 2007.

Net sales were $423.9 million, an increase of 11.8 percent compared to $379.3 million in the second quarter of 2006. The increase in net sales was primarily driven by growth in unit shipments of LCD and projector products. Net income was $5.9 million in the second quarter of 2007 compared to $0.5 million in the second quarter of 2006. The increase in net income was primarily the result of the growth in net sales, higher gross margins and a reduction in ViewSonic’s selling, general and administrative expenses, which were 6.9 percent in the second quarter of 2007 compared to 7.9 percent in the second quarter of 2006. The second quarter of 2007 included a $3.7 million gain related to a litigation settlement related to certain commercial matters.

"While the display industry as a whole experienced shortages in certain LCD sizes resulting in an increase in panel prices, we were able to grow sales in regional markets by enhancing our core product offerings and continuing to execute on strategic initiatives designed to improve our cost structure,”  said James Chu, chairman and CEO of ViewSonic Corporation. “As a result of these efforts and improvements made in our supply chain and logistics processes, we were able to continue to grow our net income year-over-year.”

For further information on ViewSonic’s results for the three and six month period ended June 30, 2007, please refer to the company’s Form 10-Q for the Quarterly Period ended June 30, 2007 filed with the U.S. Securities and Exchange Commission which is available at http://www.sec.gov and under the company information section of ViewSonic.com.

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ViewSonic financial results for the quarter ended June 30, 2007

About ViewSonic

ViewSonic® Corporation is a leading global provider of visual display products. ViewSonic develops, markets and supports a broad range of innovative products including LCD monitors, LCD TVs, projectors, digital signage displays and other display products.  For further information, please contact ViewSonic Corporation at 800.888.8583 or 909.444.8888; or visit www.ViewSonic.com.

Forward-looking Statements

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause ViewSonic’s results to differ materially from those expressed or implied by such forward-looking statements.  Such forward-looking statements include statements regarding ViewSonic’s expectations, beliefs, intentions or strategies regarding the Company’s business and financial results and other statements that can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. The risks and uncertainties that could cause ViewSonic’s results to differ materially from those expressed or implied by such forward-looking statements include ViewSonic’s ability to continue to grow sales in regional markets by enhancing its core product offerings and continuing ability to execute on strategic initiatives designed to improve its cost structure and other risks and uncertainties described more fully in ViewSonic’s reports filed with the U.S. Securities and Exchange Commission.  These statements are based on information available to ViewSonic as of the date hereof and ViewSonic assumes no obligation to update the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise.

Trademark footnote: All corporate names and trademarks are the property of their respective companies.

ViewSonic financial results for the quarter ended June 30, 2007

(in thousands, except share data)	For the Three Months		For the Six Months
	ended June 30,		ended June 30,
	2007	2006	2007	2006
Net sales	$423,867	$379,268	$833,705	$706,062
Cost of sales	388,510	349,070	765,000	645,648
Gross profit	35,357	30,198	68,705	60,414
Selling, general and administrative expenses	29,418	30,017	58,462	56,924
Income from operations	5,939	181	10,243	3,490
Other income (expense):
Interest income (expense), net	(735)	156	(899)	313
Other income (expense), net	1,532	285	1,706	1,621
Total other income (expense), net	797	441	807	1,934
Income before income taxes	6,736	622	11,050	5,424
Provision for income taxes	792	97	1,136	1,323
Net income	5,944	525	9,914	4,101
Preferred stock accretion	-	-	-	(48)
Net income available to common shareholders	$5,944	$525	$9,914	$4,053

Earnings per common share:
Basic	$0.02	$-	$0.03	$0.01
Diluted	$0.02	$-	$0.03	$0.01

Weighted averages shares used in per share calculations:
Basic	352,277	354,131	353,429	354,095
Diluted	359,439	360,749	360,209	360,757